EXHIBIT 3 (i)

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              PEC ISRAEL ECONOMIC CORPORATION
                       ..........


            COMPOSITE ARTICLES OF INCORPORATION
                       ..........

   THE UNDERSIGNED, officers of a corporation organized at Portland, in the State of Maine, at a meeting of the signers of the articles of agreement therefor, duly called and held at the office of The Corporation Trust Company of Maine, in the City of Portland, on the 18th day of January, A.D. 1926, hereby certify as follows:

   The name of said corporation is

        PEC ISRAEL ECONOMIC CORPORATION.

       The purposes of said corporation are:

       (1) To assist in the economic development of the resources of Palestine.

       (2) So far as may be permitted by the laws of the State of Maine, to afford financial aid to commercial, banking, credit, industrial and agricultural enterprises or any other creditworthy enterprises, cooperative or otherwise, in or relating to Palestine.

       (3) To subscribe for and acquire shares of stock or interests, bonds, notes, debentures, mortgages, deeds or certificates of trust and other evidences of indebtedness of any individuals, firms, corporations, associations, incorporated or unincorporated, cooperative or otherwise, for any industrial, commercial, banking, credit, agricultural or other creditworthy purposes in or relating to Palestine.

       (4) As a reasonable incident to the transaction of other corporate business, or where necessary to prevent corporate funds from being unproductive, to lend money to individuals, firms, corporations or associations.

       (5) To manufacture, purchase, or otherwise acquire, hold, own, manage, sell, pledge, transfer, export, import, trade and deal in, goods, wares and merchandise of every character and description.

       (6) To mine, treat, refine, prepare for market, buy, sell and exchange, mineral products, oils, petroleum, coal, iron, metals, phosphates, nitrates, asphalt, building materials and products and by-products thereof of all kinds, and to cultivate, prepare for market, sell, export, import and deal in all kinds of agricultural, horticultural and forest products.

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       (7)  To search for, prospect, explore, purchase, lease,
or otherwise acquire, own, develop, work, operate, sell, mortgage, or otherwise dispose of, any and all agricultural, horticultural, grazing, timber or other lands, mineral deposits, mines, mining properties, collieries and quarries, and to employ experts and to equip and finance expeditions to carry out such purposes.

       (8) So far as may be permitted by the laws of the State of Maine, to promote and, either alone or in conjunction with others, finance, build, construct, complete, equip, purchase, lease or otherwise acquire, hold, own, improve, extend, manage, operate, maintain, mortgage, sell, or otherwise dispose of

       (a) telephone and telegraph systems in any part of the world outside of the State of Maine;

       (b) gas and electric light and power works, plants and systems, and any other plants, machinery, works, or systems for the production, manufacture, transmission and distribution of light or energy, of every nature and description, and to furnish and sell gas, electricity, steam and any other kind of substance or energy used for lighting, heating, or power purposes, in any part of the world outside of the State of Maine;

       (c) reservoirs, water towers, dams, flumes, water courses, aqueducts, water rights, water power, canals, irrigation systems, sewage, drainage, and sanitary works, water mains, pipes, gates, valves and hydrants, and to furnish and sell water and water power, in any part of the world outside of the State of Maine;

       (d) wharves, piers, docks, bulkheads, dry-docks, basins, tugs, floats, lighters, storehouses, warehouses, elevators, oil tanks and other terminal facilities of all kinds, in any part of the world outside of the State of Maine;

       (e) mercantile establishments, warehouses, storage plants, elevators, hotels, restaurants, boarding houses, lodging houses, dwellings, apartment houses, stores, shops and places of public entertainment or amusement.

       (9) To make investments in and to conduct, carry on and engage in any and all kinds of mining, manufacturing, irrigating, agricultural, horticultural, forestation, lumbering, fruitgrowing, stock raising, real estate, mercantile, commercial, industrial, engineering, credit and development enterprises or businesses of every name, nature

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and description in any part of the world and, so far as
permitted by law, within the State of Maine.

       (10) To purchase or otherwise acquire real and personal property of every kind and description, and wheresoever situated, including the stocks, bonds or other evidences of indebtedness of any corporation, domestic or foreign, and to issue in payment or exchange therefor its stock, debentures, notes, bonds or other obligations.

       (11) To manage, improve, develop, lease, mortgage, pledge, deal in, sell and dispose of, all or any of the property, real or personal, at any time owned or controlled by the Company.

       (12) To apply for, obtain, register, purchase, lease or otherwise acquire, hold, own, use, operate, introduce, sell, assign, or otherwise dispose of, any and all copyrights, trade marks and patents and any and all inventions, improvements, apparatus, appliances and processes used in connection with or secured under letters patent of the United States of America, or elsewhere or otherwise, and to use, exercise, develop and grant licenses in respect of, or otherwise turn to account any such copyrights, trade marks, patents, inventions, improvements, apparatus, appliances, processes and the like so acquired.

       (13) To make and enter into contracts of all kinds with and to act as agent, factor or representative for any individual, firm, association, private, public, quasi-public or municipal corporation, state, government or governmental authority.

       (14) To make and enter into any arrangement not repugnant to the laws of the State of Maine with any foreign, governmental or municipal authority which may be deemed for the benefit of the company; to obtain from any such authority or otherwise acquire by purchase, lease, assignment, or in any lawful manner, any powers, rights, privileges, mandates, franchises and concessions not repugnant to such laws which the company may deem desirable; and exercise and exploit the same, and to undertake and prosecute any business dependent thereon.

       (15) To exercise in respect of all bonds, mortgages, debentures, notes, shares of capital stock, securities, obligations, contracts, evidences of indebtedness and other property, any and all the rights, powers and privileges of individual owners thereof.

       (16) To purchase, hold, sell, transfer and reissue the shares of its own stock provided that shares of its own stock belonging to it shall not be voted upon directly or indirectly; also to purchase, sell, transfer, pledge and

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reissue bonds, certificates of interest or debentures which it may have issued.

       (17) So far as may be permitted by the laws of the state of Maine, to sell and dispose of any securities and any other property, real or personal, and to rediscount or assign any negotiable paper, owned or acquired by the corporation in the course of its business operations, and to borrow money for its corporate purposes, and in that connection to mortgage, pledge and hypothecate any shares of stock, notes, deeds or certificates of trust, bonds, debentures, or other evidences of indebtedness or any other property owned or held by it.

       (18) To establish and create collateral or other trusts with respect to negotiable paper, bonds, mortgages, debentures, deeds or certificates of trust, interests in land, corporate shares, or other property or property rights, real or personal, owned or acquired by the corporation, and to sell and dispose of, in whole or in part, its proprietary interest therein, or to issue and sell certificates of interest in the property rights represented by such trusts, and to borrow money on the security thereof or of interests therein so far as may be permitted by the laws of the State of Maine.

       (19) To make, accept, endorse, execute, issue and deliver bonds, debentures, deeds or certificates of trust, notes, bills of exchange or other obligations.

       (20) To aid by loan, subsidy, guaranty or in any other lawful manner whatsover, any individual, firm, corporation or association whose bonds, stocks, or securities or other obligations are in any manner, either directly or indirectly held or guaranteed; to do any and all other acts toward the preservation, protection, improvement or enhancement in value of any such stocks, bonds, securities or other obligations, and to do all and any such acts or things designed to accomplish any such purpose.

       (21) To authorize and permit any and all of the directors of the company, notwithstanding their official relations to it, to enter into, negotiate, consummate and perform any contract, agreement or transaction of any name or nature between the Company and themselves, or any or all of the individuals from time to time constituting the Board of Directors of the Company, or any firm or corporation in which any such director may be interested, directly or indirectly, or employed therein or connected therewith, or in which such director or directors may hold any office as director, officer, stockholder, employee, associate or partner, or otherwise, whether or not such individual or individuals, firm, or corporation thus contracting with the Company shall thereby derive personal or corporate profit or

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benefit, or otherwise; the intent hereof being to relieve
each and every person who may be or become a director of the Company from any disability that might otherwise exist of contracting with the Company for the benefit of himself, or of the copartnership or corporation in which he may be in any wise interested.

       (22) To do any and all things herein set forth, and such other things as are incidental, accessory or conducive to the attainment of the above objects or any of them, to the same extent as natural persons might or could do, and in any part of the world, as principals, agents, commission merchants, factors, contractors, trustees or otherwise, alone or in company with others.

       The objects and powers specified in any clause contained in this third paragraph shall, except where otherwise expressed in said paragraph, be in no wise limited or restricted by reference to or inference from the terms of any other clause of this or any other paragraph in this certificate of incorporation, but the objects and powers specified in each of the clauses of this paragraph shall be regarded as independent objects and powers.

       The foregoing enumeration of powers shall not be held to limit or restrict in any manner the lawful powers of this corporation. The corporation shall have the power to conduct its business and promote its objects in all of its branches and to have one or more offices, and to hold, purchase, mortgage and convey real and personal property, both within and without the State of Maine, in other states, in the territories and possessions of the United States, in Palestine, and in all other foreign countries without restriction as to the place where or as to the extent to which such business shall be carried on.

       The aggregate number of shares which the Corporation shall have authority to issue is 40,544,514 which are divided into 544,514 Class B Preferred shares without par value, and 40,000,000 Common shares of par value of $1.00 per share.

       The aggregate par value of such shares (of all classes
and series) having par value is $40,000,000.
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       The total number of all such shares (of all classes and
series) without par value is 544,514 shares.
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       (a)  1.   The Class B Preferred shares may be issued
from time to time in one or more series in any manner permitted by law, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such shares

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adopted by the Board of Directors pursuant to authority
hereby vested in it, each series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number or title. All shares of each series of Class B Preferred shares shall be identical and all Class B Preferred shares shall have the same powers, preferences, and rights, and shall be subject to the same qualifications, limitations, and restrictions, and shall enjoy the same seniority over the Common shares without distinction between the shares of different series thereof, except only in regard to the following particulars, which may be different in different series:

       (A) the rate of dividends payable on shares of such series and whether it is to be cumulative;

       (B) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

       (C) the amount payable upon shares in the event of voluntary and involuntary liquidation;

       (D) sinking fund provisions, if any, for the redemption or purchase of shares;

       (E) the terms and conditions, if any, on which shares may be converted; and

       (F)  the voting rights, if any.

       2. The designation of each particular series of Class B Preferred shares and its terms in respect of the foregoing particulars shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, before any shares of such series are issued. The Board of Directors may from time to time increase the number of shares of any series of Class B Preferred shares already created by providing that any unissued Class B Preferred shares shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Class B Preferred shares already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof. The Class B Preferred shares shall have no preemptive rights.

       (b) Each holder of Common shares shall be entitled to one vote for each share standing in his name on the record of shareholders.

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       No holder of common stock shall be entitled as such, as
a matter of right, to subscribe for or purchase any part of any new or additional stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend. Each holder of common stock by accepting the same expressly and irrevocably waives any and all preemptive or other right to be afforded an opportunity to make any such purchase or subscription.

       The registered office of said corporation is One
Portland Square, Portland, Maine 04101.

       The number of directors shall be not less than three nor more than 60, their number to be fixed by resolution of the Board of Directors from time to time. The number of directors to serve until the first annual meeting of stockholders shall be five and their names are M. F. FOSTER,
M. G. O'NEIL, A. B. FARNHAM, D. F. DREW AND W. F. CHAPLIN.

       The name and registered office of the clerk is Peter B.
Webster, One Portland Square, Portland, Maine 04101.